Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted as of 16th April 2021

Dear Colleagues,

The good name and reputation of FTC Solar, Inc. and its operating subsidiaries (collectively, the “Company”) are a direct result of the dedication and hard work of all of us. Together, we are all collectively responsible for preserving and enhancing our reputation, a duty that is fundamental to our continued success. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by world class standards of business conduct.

We set forth in the succeeding pages the Company’s Code of Business Conduct and Ethics (the “Code”), which has been approved by the Board of Directors of FTC Solar, Inc. The purpose of the Code is to reinforce and enhance the Company’s commitment to an ethical way of doing business. The contents of the Code are not new, however. The policies set forth here are part of the Company’s tradition of ethical business standards.

All employees, officers and directors of the Company are expected to comply with the policies set forth in the Code. We have a zero-tolerance policy for violations of the Code. Read the Code carefully and make sure that you understand it, the consequences of non-compliance, and the Code’s importance to the success of the Company. If you have any questions, speak to your supervisor, the Company’s legal department or any of the other resources identified in this Code. The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. When in doubt about the advisability or propriety of a particular practice or matter, we believe it is always a good idea to seek such guidance.

We at the Company are committed to providing the best and most competitive services to our customers. Adherence to the policies set forth in the Code will help us achieve that goal.

Sean Hunkler

Chief Executive Officer

I.
INTRODUCTION

FTC Solar, Inc. (the “Company”) is committed to conducting its business in compliance with the law and the highest ethical standards and to promoting ethical and honest behavior within the Company and its subsidiaries and affiliates. As part of this commitment, the Company requires compliance with this Code of Conduct (the “Code”) by all directors, officers and other employees of the Company and its subsidiaries. The Code is in addition to the Company’s other corporate policies and procedures. Any individual violating the Code will be subject to disciplinary measures, up to and including termination of employment.

The General Counsel, together with the Board and any applicable committee thereof, is responsible for overseeing compliance with all applicable laws, regulations, governmental policies, the Code, and all other relevant Company policies and procedures. In this role, the General Counsel reports directly to the Chief Executive Officer, the Board of Directors and the Audit Committee. The Company is committed to establishing an environment that encourages and allows employees to seek and receive prompt guidance as to questionable conduct so that they do not engage in conduct that is unlawful, unethical, or creates a real or perceived conflict with their duties to the Company.

II.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Each individual covered by the Code, in connection with his or her activities related to or on behalf of the Company, is required to comply with applicable laws, rules, standards and regulations of federal, state and local governments, and other appropriate public or private regulatory, listing and standard-setting agencies.

Employment Laws and Practices

Federal and state laws provide employees with a variety of protections and rights. The Company is dedicated to the goal of providing equal employment opportunities for all employees and applicants for employment. All employees are required to refrain from any act which is designed to cause, or does cause, unlawful employment discrimination in any aspect of a person’s employment.

Antitrust Laws

Antitrust laws are designed to ensure a fair and competitive free market system where no single company has a monopoly on providing a service or a product. We seek to maintain and grow our businesses through superior products and services—not through improper or anticompetitive practices. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. Therefore, it is very important for you to not engage in any form of agreement or understanding with competitors to fix prices, rig bids, allocate customers or restrict the supply of products or services. Antitrust laws are complex and may vary among different countries and states. If you are unsure of appropriate practices, consult with the General Counsel for additional information and guidance.

Global Trade Compliance Laws

The Company does business globally and complies with U.S. and other applicable laws and regulations governing trade compliance in order to ensure our ongoing success. Our activity is primarily regulated by U.S. trade compliance laws and regulations and we will not do business with parties or countries (or territories) that are subject to sanctions or embargoes; we will not support prohibited activities or organizations; we will obtain export authorization when required; and we will not agree to any boycott that is contrary to U.S. law. The Company expects all employees to be aware on the types of parties they are engaged with including the location of those parties. Trade compliance laws are complex and employees should consult the Company’s Global Trade Compliance and Screening Policy when dealing with any foreign party.

Competition and Fair Dealing

The Company is committed not only to free competition, but to competition that is fair and ethical. This applies particularly to competitive intelligence gathering and to statements about our products and services and those of our competitors. The Company prohibits using illegal or unethical means to obtain confidential information from its business partners or competitors. We also prohibit improperly taking advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of material facts or any other unfair practice.

In addition, the Company expects all employees to honor any disclosure or use restrictions on information obtained from former employers or other third parties. If you are unsure whether prior employer information would be considered confidential or subject to use restrictions, you should not use or share information until you have consulted with the General Counsel.

Anti-Bribery and Corruption

The Company conducts business honestly and is committed to winning and retaining business based on our merits. We do not offer or pay bribes to anyone, anywhere, anytime; this includes providing anything of value with the intent obtain an improper benefit to any government official or family member of a government official.

Employees are expected to conduct business honestly, ethically, and with the highest standard of integrity. All employees must read our Company’s Anti-Bribery and Corruption Policy as well as the Gifts and Hospitality policy when conducting business internationally.

III.
POLITICAL ACTIVITIES AND CONTRIBUTIONS

You must comply with all campaign finance and ethics laws. Generally, federal law prohibits the use of company funds, assets, services, or facilities on behalf of a political party or candidate in an election for a federal office. The Company’s ability to contribute to state and local political campaigns or ballot initiatives is regulated by state laws. Only the General Counsel may authorize the use of corporate funds for political purposes.

If you are aware of any conduct which violates the Company’s policy, you must immediately notify the General Counsel and refrain from participation in such questionable conduct until you are advised that it is allowable. The Company’s policy is not intended to discourage or prohibit employees from: voluntarily making personal political contributions; participating in the political process on their own time and at their own expense; expressing their personal views on legislative or political matters; or otherwise engaging in political activities.

IV.
CONFLICTS OF INTEREST

Each director, officer and employee should engage in honest and ethical conduct, including avoiding any actual or apparent conflict of interest between his or her personal affairs and relationships and his or her professional responsibilities to the Company. This means avoiding any activity that interferes, may interfere, or may appear to interfere with the ability of a director, officer or employee to act in accordance with the Company’s best interests such as pursuing any existing business or any opportunity for prospective business that could be considered by the Company. Employees and officers may not hold outside employment that interferes with their job performance at the Company. Officers and directors should also refer to the Company policy regarding related party transactions for additional information.

Duty to Disclose Conflicts of Interest

All directors, officers and employees are obligated to review their personal and employment situations and should promptly report to the General Counsel any material transaction or relationship that could be expected to give rise to an actual or apparent conflict of interest.

Corporate Opportunities

If you become aware of a business or financial opportunity as part of your work with the Company, you are not permitted to use any such information or take that opportunity for your own personal gain. You should not use company property, information or position for personal gain and should not compete with the Company or any of its affiliates directly or indirectly.

V.
BUSINESS COURTESIES

When you make business decisions on behalf of the Company, we rely on you to be objective. Business courtesies such as meals, gifts, and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions. Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments, or of any foreign governments.

Entertainment through special events (e. g, concerts, sporting events) must not be solicited or encouraged as a prerequisite for doing business with the Company. Such entertainment may, however, occasionally be accepted when appropriate (e.g., a meal) for business objectives and in compliance with the law. All such events should be discussed with your supervisor or the General Counsel.

Consult our General Counsel if you have any questions or concerns regarding the exchange of any gifts or other things of value.

VI.
DISCLOSURES

It is company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in all other public communications made by the Company. All directors, officers and employees are required to comply with this policy and to abide by the Company’s standards, policies and procedures designed to promote compliance with this policy.

Proper Accounting and Financial Integrity

The Company’s financial accounting system was established to record and control all financial transactions of the Company. All Company records must be maintained accurately. All transactions must be executed only in accordance with management’s general or specific authorization. The Company’s books, records, and accounts must reflect, accurately and fairly, within the Company’s normal system of accounting, all transactions of the Company including the acquisition and disposition of its assets.

No payment on behalf of the Company shall be approved or made with the intention, understanding, or awareness that any part of such payment is to be used for any purpose other than that described by the documents supporting the payments. All payments made by, or on behalf of, the Company must be supported by the appropriate documentation, properly describing their purposes.

All of the Company’s assets and liabilities must be recorded in the regular books of the Company pursuant to generally accepted accounting procedures. Under no circumstances shall there be any unrecorded fund or asset of the Company, regardless of the purposes for which such fund or asset may have been intended, or any improper or inaccurate entry knowingly made on the books and records of the Company.

VII.
KEEPING INFORMATION CONFIDENTIAL

Confidential information and trade secrets may consist of any plan, procedure, names of customers, forecasts, or compilation of information not available to the general public. However, information ceases to be confidential once it has entered the public domain.

Disclosure of Confidential Information

One of our most important assets is the information that we generate in the course of business, whether technical, business, financial or otherwise. All information that you receive or obtain while you are employed with the Company, including, without limitation, information regarding the Company’s business, employees, vendors, business partners or customers, is the property of the Company. This information, which we refer to collectively in the Code as Company information, includes non-public information that might be of use to competitors, or harmful to our business partners or us if disclosed. Protecting Company information is very important to our continued growth and ability to compete. Such information should be disclosed only if properly authorized.

You may not use Company information against the Company’s interests and you may not retain, use or disclose Company information after you are no longer employed with the Company. You may not retain any Company information after your employment ends.

Insider Trading

All non-public information about the Company should be considered confidential information. Key functionaries and employees who have access to confidential information about the Company are not permitted to use or share that information for purposes of trading in the securities of the Company (or any other entity) or for any other purpose unrelated to the conduct of the Company’s business. For example, using non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but illegal. Refer to the Company’s Insider Trading Policy or contact the General Counsel with any questions.

Social Networks

We recognize that social media can be a powerful communication tool for sharing ideas and exchanging information. However, if not done properly, use of social media may expose the Company to additional risk. Never post information about or discuss any product, service, or other company business, unless approved by the General Counsel and the Vice President, Investor Relations and Corporate Communications. If you see anything posted on a social media site that may include misinformation or a customer complaint, please notify the General Counsel.

VIII.
REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Information about known or suspected violations of any applicable laws, rules or regulations or Company policies, including the Code, other than concerns regarding Accounting Matters (as defined below), on the part of any director, officer, employee or other third party such as an independent agent, adjuster, appraiser, supplier, or vendor must be reported immediately to the General Counsel. If the General Counsel is the subject of such report, you may report the violation to the Chief Executive Officer or the Board or any applicable committee thereof. You should contact the General Counsel for clarification or interpretation of any of the policies or provisions of the Code.

Employees are expected to demonstrate reasonable grounds for concern and encouraged to provide sufficient information to permit a thorough investigation of their concerns. Reports of a violation, or possible violation, may be made anonymously by calling our toll-free hotline at (888)448-4821 or accessing our website at http://ftcsolar.ethicspoint.com/Direct, which is managed by an independent third-party service provider and allows employees to report a complaint anonymously.

Reports of a violation, or possible violation, may also be made by telephone, email, in person or in writing. A sufficiently detailed description of the factual basis for the allegations should be given in order to allow for an appropriate investigation. Contact information for reporting violations, or possible violations, is:

CONFIDENTIAL

FTC Solar, Inc.

9020 N Capital of Texas Hwy, Suite I-260

Austin, Texas 78759

Attention: General Counsel

Accounting Matters

Any employee may submit a good faith complaint regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). The Audit Committee will oversee treatment of complaints and employee concerns in this area.

Anti-Retaliation

The Company prohibits any form of intimidation, harassment, threats, discrimination or other retaliation or adverse employment consequence against any employee who reports a complaint in good faith. Any act of alleged retaliation should be reported immediately to the General Counsel or the Chair of the Audit Committee.

Any employee found to have knowingly made a false complaint with malicious intent or to have knowingly produced false information with respect to the complaint may be subject to disciplinary measures, up to and including termination of employment.

Investigations

All directors, officers and employees are required to cooperate with the General Counsel or his or her designees regarding any investigation into a potential violation of any applicable laws, rules or regulations or Company policies, including the Code. Based on the characteristics of the possible violation, other representatives involved in the investigation may include the Company’s internal audit function or an independent third party. Following the investigation, if necessary, the investigation team may recommend corrective actions to the appropriate managers for implementation.

The identity of the individual reporting possible violations will be kept confidential, to the fullest extent practicable, consistent with enforcing the Code and in accordance with the Company’s legal rights and obligations under applicable law. At that time, the information will only be released on a need-to-know basis, consistent with applicable law. Requests for information by law enforcement officials should be immediately referred to the General Counsel.

IX.
WAIVERS AND REVISIONS

Waivers of or exceptions to the Code will be granted only in rare circumstances. Any waiver of the Code for a director or officer, or any amendment of the Code, may only be made by the Company’s Board of Directors or the appropriate committee of the Board and will be promptly disclosed in accordance with applicable laws, rules and regulations. All related person transactions must be approved by Audit Committee in accordance with any Company policy regarding related party transactions. Waivers for all other employees will be considered by the Chief Executive Officer, together with the General Counsel.

X.
CERTIFICATION OF THE CODE

Due to the importance of adhering to these principles of business conduct and ethics, the Company requires directors, officers and employees to submit a certification confirming that they have received the Code, read it, understood it, agree to comply with it and abide the standards and procedures contained therein. Such certification may be submitted electronically in a manner provided for by the Company. Abiding by the standards and procedures outlined in the Code and the Company’s other policies is a condition of continued employment with the Company and continued service as a director. Any questions as to the issues or interpretation of policies covered in the Code should be directed to the General Counsel.

FTC SOLAR, INC.

ANNUAL COMPLIANCE CERTIFICATION

1. I have received, read and understand the Code of Conduct (the “Code”). I agree to comply with each of the terms of the Code.

2. (a) I have not received any gifts, entertainment or favors in violation of this Code of Conduct, and confirm my complete compliance with the Code of Conduct, or

(b) I have listed below any present or anticipated financial interest, outside employment or other activities and any additional information that might constitute a conflict of interest or a violation of the Code of Conduct.

I understand that if any changes should occur, I will immediately complete a new Compliance Certification Form.

Executed on __________________, 2021

Signature:_________________________________

Name:

Department: